EXHIBIT 21



                                PURE WORLD, INC.

                              LIST OF SUBSIDIARIES



     NAME OF SUBSIDIARY                      STATE OF INCORPORATION
     ------------------                      ----------------------

     American Holdings, Inc.                        Delaware

     Eco-Pure, Inc.                                 Delaware

     Pure World Botanicals, Inc.                    Delaware

     Strategic Information Systems, Inc.            Delaware